Exhibit 10.11

Springview Enterprises Pte. Ltd.

Blk 203, Henderson Road, #06-01

Henderson Industrial Park,

Singapore 159546

Dear Sirs,

I will, and also authorize all entities that I control, either directly or indirectly, including China International Corporate Management Limited, express our willingness and intent to provide Springview Enterprises Pte. Ltd. with financial support, as may be necessary to enable the company to meet its liabilities as when they fall due and to carry on its business without a significant curtailment of operations for the foreseeable future. The financial support will be offered with a capped amount of SGD2,000,000 at an effective interest rate of 5.5% and will remain in force till 31 May 2025. It should be noted that all amounts must be repaid in full as a single lump sum before the aforementioned date.

Notwithstanding the forgoing, nothing in this letter constitutes an undertaking to discharge any particular creditor of Springview Enterprises Pte. Ltd.

Yours faithfully,

/s/ Wang Zhuo
Wang Zhuo
CEO of SPRINGVIEW HOLDINGS LTD